Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. of our report dated December 22, 2014, relating to the combined statement of revenues and certain expenses of the Redwood Portfolio for the year ended December 31, 2013 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K of Hudson Pacific Properties, Inc. dated January 12, 2015 and our report dated March 16, 2015, relating to the combined statement of revenues and certain expenses of the Redwood Portfolio for the year ended December 31, 2014 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in the Current Report on Form 8-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. dated March 16, 2015 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 16, 2015